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                                                                     Exhibit 11

            UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES

                     COMPUTATION OF EARNINGS PER SHARE
                     ---------------------------------
            (In Thousands, Except Share and Per Share Amounts)
                                (Unaudited)


                                                             Three Months
                                                            Ended March 31,
                                                      -------------------------
                                                        1994             1993
                                                      --------         --------
Average number of shares outstanding...........        205,108          204,406

Average shares issuable on exercise of stock
  options less shares repurchasable from
  proceeds.....................................            592              691
                                                      --------         --------

Total average number of common and common
  equivalent shares............................        205,700          205,097
                                                      ========         ========
Income before cumulative effect of changes in
  accounting principles........................       $283,298         $163,747

Cumulative effect to January 1, 1993 of
  changes in accounting principles (Note 6)....             --         (175,226)
                                                      --------         ---------

Net Income (Loss)..............................       $283,298         $(11,479)
                                                      ========         ========

Earnings (Loss) per share:

  Income before cumulative effect of changes
    in accounting principles...................       $   1.38         $   0.80

  Cumulative effect to January 1, 1993 of
    changes in accounting principles...........             --            (0.86)
                                                      --------         --------

  Net Income (Loss)............................       $   1.38         $  (0.06)
                                                      ========         ========
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